EXHIBIT 23.2
                                                                    ------------



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-09667) pertaining to the Hawaiian Holdings, Inc. 401(k) Plan for Flight Attendants of our reports (a) dated March 25, 2002, with respect to the financial statements and schedule of Hawaiian Airlines, Inc. included in its Annual Report (Form 10-K/A) and (b) dated June 24, 2002, with respect to the financial statements and schedules of the Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



Honolulu, Hawaii
September 6, 2002